Exhibit 3.2
THE COMPANIES LAW (2004 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED

ARTICLES OF ASSOCIATION
OF
SMART MODULAR TECHNOLOGIES (WWH), INC.
(Adopted by Special Resolution dated 8 March, 2005)
INTERPRETATION
1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Aggregate Ownership”	means, with respect to any Member or group of Members, and with respect to any class of Company Securities, the total amount of such class of Company Securities “beneficially owned” (as such term is defined in Rule 13d-3 of the Exchange Act) (without duplication) by such Member or group of Members as of the date of such calculation, calculated on a Fully Diluted basis.

“Aggregate Ownership Percentage”	means, with respect to any Member (or group of Members), and with respect to any class of Company Securities, the percentage equal to such Member’s (or group of Members’) Aggregate Ownership of such class of Company Securities divided by all outstanding Ordinary Shares, calculated on a Fully Diluted basis.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Company Securities”	means (i) the Ordinary Shares, (ii) securities convertible into or exchangeable for Ordinary Shares, and (iii) options, warrants or other rights to acquire Ordinary Shares or any other equity or equity-linked security issued by the Company.

“Exchange Act”	means the U.S. Securities Exchange Act of 1934, as amended.

“Directors”	means the directors for the time being of the Company.

“Dividend”	includes an interim dividend.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).

“Fully Diluted”	means, with respect to any class of Company Securities, all outstanding shares and all shares issuable in respect of securities convertible into or exchangeable for such shares, all stock appreciation rights, options, warrants and other rights to purchase or subscribe for such Company Securities or securities convertible into or exchangeable for such Company Securities; provided that if any of the foregoing stock appreciation rights, options, warrants or other rights to purchase or subscribe for such Company Securities are subject to vesting, the Company Securities subject to vesting shall be included in the definition of “Fully Diluted” only upon and to the extent of such vesting.

“Liquidation Value”	means, in relation to each Series A Redeemable Preferred Share, US$63.57.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Modular”	means Modular, L.L.C., a Delaware limited liability company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share”	means an ordinary share of US$0.000166667 par value in the authorised capital of the Company issued subject to and in accordance with the provisions of the Statute and of these Articles and having the rights provided for under these Articles.

“Person”	means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“SEC”	means the U.S. Securities and Exchange Commission.

“Securities Act”	means the U.S. Securities Act of 1933, as amended.

“Series A Redeemable Preferred Share”	means a redeemable preference share of US$0.001 par value in the authorised capital of the Company designated as a Series A Redeemable Preferred Share and issued subject to and in accordance with the provisions of Section 37 of the Statute and these Articles and having the rights provided for under these Articles.

“Share” and “Shares”	means a share or shares in the Company and includes a fraction of a share.

“Shareholders’ Agreement”	means the shareholders’ agreement dated 8 March, 2005 between the Company and Modular and certain other persons named therein.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2004 Revision) of the Cayman Islands.

“Subsidiary”	means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
2	In the Articles:

2.1	words importing the singular number include the plural number and vice versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	words importing persons include corporations;

2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.8	in these Articles Section 8 of the Electronic Transactions Law shall not apply.
COMMENCEMENT OF BUSINESS
3	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

4	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
ISSUE OF SHARES
5	(a)	Subject to the provisions, if any, in that behalf in the Memorandum of Association and to Article 5(b) and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

	(b)	The Ordinary Shares and the Series A Redeemable Preferred Shares shall have the same rights and privileges and shall rank pari passu in all respects except as follows:

(1) ORDINARY SHARES
The Ordinary Shares shall confer on the respective holders thereof the following rights:-
(i) AS TO DIVIDEND
Subject to the Statute, the holders of the Ordinary Shares shall be entitled to receive dividends in accordance with Articles 134-140, provided that no dividend shall be paid in respect of any Ordinary Share unless a dividend of an equal amount is first paid in respect of each Series A Redeemable Preferred Share.
(ii) AS TO CAPITAL
The right on a winding up or other return of capital to payment to receive a pro rata share of any amounts remaining after payment of all amounts payable to holders of Series A Redeemable Preferred Shares in accordance with Article 5(b)(2)(ii).
(iii) AS TO VOTING
The Ordinary Shares shall confer upon each holder thereof a right to receive notice of and attend at general meetings and vote on any resolution.
(2) SERIES A REDEEMABLE PREFERRED SHARES
The Series A Redeemable Preferred Shares shall confer on the respective holders thereof the following rights:-
(i) AS TO DIVIDEND
Subject to the Statute, the holders of the Series A Redeemable Preferred Shares shall be entitled to receive dividends in accordance with Articles 134-140.
(ii) AS TO CAPITAL
The right on a winding up or other return of capital to payment, in priority to any payment to the holders of Ordinary Shares in the capital of the Company, of an amount per Series A Redeemable Preferred Share equal to the Liquidation Value.
(iii) AS TO VOTING
The Series A Redeemable Preferred Shares shall confer upon each holder thereof a right to receive notice of and attend at general meetings and vote on any resolution.

6	The Company shall not issue Shares to bearer.
REGISTER OF MEMBERS
7	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
8	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.

9	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other proper purpose.

10	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.
CERTIFICATES FOR SHARES
11	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

12	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

13	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.
TRANSFER OF SHARES
14	Shares are transferable subject to the consent of the Directors who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason, provided that the Directors shall register any transfer which is made in accordance with the Shareholder’s Agreement and shall decline to register any transfer of Shares which is not made in accordance with the Shareholders’ Agreement. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

15	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.
REDEMPTION AND REPURCHASE OF SHARES
16	The Company may at any time, by written notice to the holder of a Series A Redeemable Preferred Share, redeem that Series A Redeemable Preferred Share at its Liquidation Value. The Ordinary Shares may not be redeemed.

17	Subject to the provisions of the Statute and to Article 93(ii) and Article 94(a), the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

18	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
VARIATION OF RIGHTS OF SHARES
19	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-quarters of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class. Without limitation to the foregoing, any amendment to the Memorandum or Articles of Association which adversely affects the preferences, rights or powers of the Series A Redeemable Preferred Shares will require the approval of three-quarters of the issued Series A Redeemable Preferred Shares or the sanction of a Special Resolution passed at a general meeting of the holders of the Series A Redeemable Preferred Shares.

20	The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

21	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.
COMMISSION ON SALE OF SHARES
22	The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
NON RECOGNITION OF TRUSTS
23	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.
LIEN ON SHARES
24	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

25	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

26	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

27	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.
CALL ON SHARES
28	Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

29	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

30	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

31	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

32	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

33	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

34	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

35	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.
FORFEITURE OF SHARES
36	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

37	If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

38	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

39	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

40	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

41	The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.
TRANSMISSION OF SHARES
42	If a Member dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

43	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy, as the case may be.

44	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

45	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.
AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION
AND ALTERATION OF CAPITAL
46	The Company may by Ordinary Resolution:
46.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

46.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

46.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

46.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person,

provided that at any time at which Modular’s Aggregate Ownership Percentage is greater than or equal to 25%, any such action shall also require the written consent of Modular and the affirmative approval of the Directors.
47	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

48	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:
48.1	change its name;

48.2	subject to Article 19, alter or add to these Articles;

48.3	subject to Article 19, alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

48.4	reduce its share capital and any capital redemption reserve fund.
REGISTERED OFFICE
49	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.
GENERAL MEETINGS
50	All general meetings other than annual general meetings shall be called extraordinary general meetings.

51	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

52	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

53	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

54	A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten per cent in par value of the capital of the Company which as at that date carries the right of voting at general meetings of the Company.

55	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

56	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

57	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS
58	At least five days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

58.1	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

58.2	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five per cent, in par value of the Shares giving that right.

59	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.
PROCEEDINGS AT GENERAL MEETINGS
60	No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative.

61	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

62	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

63	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

64	The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

65	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

66	The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

67	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least ten per cent, in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

68	Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

69	The demand for a poll may be withdrawn.

70	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

71	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

72	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.
VOTES OF MEMBERS
73	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one vote and, subject to Article 74, on a poll every Member shall have one vote for every Share of which he is the holder.

74	During such time as Modular’s Aggregate Ownership Percentage is greater than or equal to 25%, on any Special Resolution to amend the Memorandum or Articles of the Company or to put the Company into voluntary liquidation, the Shares held by Modular shall carry in aggregate the higher of (i) 34% of the votes or (2) a percentage of the votes equivalent to Modular’s actual Aggregate Ownership Percentage, and the remaining Shares of the Company shall carry the remainder of the votes, divided pro rata amongst such Shares based on their respective voting rights.

75	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

76	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

77	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

78	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

79	On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

80	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.
NOMINATIONS OF DIRECTORS
81	Nominations of persons for election to the Board of Directors (other than Directors to be nominated by any series of Shares other than the Ordinary Shares, voting separately as a class) at a general meeting may only be made (a) pursuant to the Company’s notice of meeting pursuant to Article 58, (b) by or at the direction of the Directors or any authorised committee thereof or (c) by any Member who (i) complies with the notice procedures set forth in Article 82 or 83, as applicable, (ii) was a Member at the time such notice is delivered to the Secretary and on the record date for the determination of Members entitled to vote at such general meeting and (iii) is present general meeting, either in person or by proxy, to present his nomination, provided, however, that Members shall only be entitled to nominate persons for election to the Board of Directors at annual general meetings or at general meetings called specifically for the purpose of electing Directors.

82	For nominations of persons for election to the Board of Directors (other than Directors to be nominated by any series of Shares other than the Ordinary Shares, voting separately as a class) to be properly brought before an annual general meeting by a Member, such annual general meeting must have been called for the purpose of, among other things, electing directors and such Member must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s notice shall be delivered to the Secretary at the registered office of the Company, or such other address as the Secretary may designate, not less than 120 days nor more than 150 days prior to the first anniversary of the date the Company’s proxy statement was first released to Members in connection with the prior year’s annual general meeting; provided, however, that in the event the date of the annual general meeting is changed by more than 30 days from the first anniversary date of the prior year’s annual general meeting, notice by the Member of Shares to be timely must be so delivered not earlier than the 150th day prior to such annual general meeting and not later than the later of the 120th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such Member’s notice shall set forth (a) as to each person whom the Member proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (b) as to the Member giving the notice (i) the name and address of such Member, as they appear on the Register of Members, (ii) the class and number of Shares that are owned beneficially and/or of record by such Member, (iii) a representation that the Member is a registered holder of Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the Member intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee and/or (y) otherwise to solicit proxies from Members in support of such nomination. The Directors may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Company, including such evidence satisfactory to the Directors that such nominee has no interests that would limit such nominee’s ability to fulfill his duties as a Director.

83	For nominations of persons for election to the Board of Directors (other than Directors to be nominated by any series of Shares other than Ordinary Shares, voting separately as a class) to be properly brought before a general meeting other than an annual general meeting by a Member, such Member must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s notice shall be delivered to the Secretary at the registered office of the Company or such other address as the Secretary may designate, not earlier than the 150th day prior to such general meeting and not later than the 120th day prior to such general meeting or the 10th day following the day on which public announcement is first made of the date of the general meeting and of the nominees proposed by the Directors to be elected at such meeting. Such Member’s notice shall set forth the same information as is required by provisions (a) and (b) of Article 82.

84	Unless otherwise provided by the terms of any series of Shares other than Ordinary Shares or any agreement among all of the Members or any other agreement approved by the Board, only persons who are nominated in accordance with the procedures set forth in Articles 81, 82 and 83 shall be eligible to serve as Directors of the Company. If the Chairman of a general meeting determines that a proposed nomination was not made in compliance with Articles 81, 82 and 83, he shall declare to the meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the Member (or a qualified representative of the Member) does not appear at the general meeting to present his nomination, such nomination shall be disregarded.
PROXIES
85	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

86	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:
86.1	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

86.2	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

86.3	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;
provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.
87	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

88	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.
CORPORATE MEMBERS
89	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.
SHARES THAT MAY NOT BE VOTED
90	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
DIRECTORS
91	There shall be a Board of Directors consisting of not less than one person or more than nine persons (exclusive of alternate Directors), provided however that the Company may from time to time by Ordinary Resolution increase or reduce the limits in the number of Directors, provided that, at any time at which Modular’s Aggregate Ownership Percentage is greater than or equal to 25%, the prior written consent of Modular and the affirmative approval of the Directors shall also be required. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers.

92	Subject to the provisions of the Statute, the Memorandum and the Articles (including, without limitation, Articles 93 and 94) and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

93	The Directors may not, without the prior consent in writing of the holders of three-quarters of the Series A Redeemable Preferred Shares or the sanction of a Special Resolution passed at a general meeting of the holders of the Series A Redeemable Preferred Shares:

(i)	approve the issue of any additional Series A Redeemable Preferred Shares or of any shares that have rights that are senior to or pari passu with the rights of the Series A Redeemable Preferred Shares;

(ii)	approve the redemption or repurchase of any shares other than Series A Redeemable Preferred Shares.
94	At such time as Modular’s Aggregate Ownership Percentage is greater than or equal to 25%, the Directors may not, without the prior written consent of Modular, approve any of the following:
(a)	the declaration of any dividend on or the making of any distribution with respect to, or the recapitalization, reclassification, redemption, repurchase or other acquisition of, any securities of the Company or any Subsidiary, except as expressly permitted by the Shareholders’ Agreement;

(b)	any incurrence, refinancing, alteration of material terms or prepayment by the Company or any Subsidiary of indebtedness for borrowed money in excess of $10,000,000 in the aggregate (or the guaranty by the Company or any Subsidiary of any such indebtedness);

(c)	any approval of the annual business plan, budget and long-term strategic plan of the Company or any Subsidiary;

(d)	any modification of the long-term business strategy or scope of the business of the Company or any Subsidiary or any material customer relationships thereof;

(e)	(A) any merger or consolidation of the Company with or into any Person, other than a wholly owned Subsidiary, or of any Subsidiary with or into any Person other than the Company or any other wholly owned Subsidiary, or (B) any sale of the Company or any Subsidiary or any significant operations of the Company or any Subsidiary or any joint venture transaction, acquisition or disposition of assets, business, operations or securities by the Company or any Subsidiary (in a single transaction or a series of related transactions) having a value in each case in this clause (B) in excess of $10,000,000;

(f)	any dissolution, commencement of bankruptcy or similar proceedings with respect to the Company or any Subsidiary;

(g)	the issuance of any security by the Company or any Subsidiary (not including issuances of such securities in connection with employee or stock option plans previously approved by the Directors), other than as specifically contemplated by the Shareholders’ Agreement;

(h)	any determination of compensation, benefits, perquisites and other incentives for the Chief Executive Officer, President or the Chief Financial Officer of the Company or its Subsidiaries and the approval or amendment of any plans or contracts in connection therewith, and any approval or amendment to any equity or other compensation or benefit plans for employees of the Company or its Subsidiaries;

(i)	any appointment or dismissal of any of the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any other executive officer in any similar capacity of the Company or any Subsidiary;

(j)	any increase or decrease to the number of directors that comprise the board of any Subsidiary.
95	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

96	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

97	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.
APPOINTMENT AND REMOVAL OF DIRECTORS
98	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

99	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

VACATION OF OFFICE OF DIRECTOR
100	The office of a Director shall be vacated if:
100.1	he gives notice in writing to the Company that he resigns the office of Director; or

100.2	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

100.3	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

100.4	if he is found to be or becomes of unsound mind; or

100.5	if all the other Directors of the Company (being not less than two in number) resolve that he should be removed as a Director.
PROCEEDINGS OF DIRECTORS
101	The quorum for the transaction of the business of the Directors shall be a majority of the total number of Directors, provided that if any of the persons nominated by Modular as Directors have been appointed as Directors (the “Modular Directors”), such majority shall include a majority of the Modular Directors, provided further that if any of the persons nominated by Modular as Directors have been appointed as Directors but Modular has not nominated its independent Directors pursuant to Section 2.01(a) of the Shareholders’ Agreement, such majority shall include all of the Modular Directors. A person who holds office only as an alternate Director shall, if his appointor is not present, be counted in the quorum.

102	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

103	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

104	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

105	A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

106	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

107	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

108	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

109	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.
PRESUMPTION OF ASSENT
110	A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
DIRECTORS’ INTERESTS
111	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

112	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

113	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

114	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

115	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES
116	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.
DELEGATION OF DIRECTORS’ POWERS
117	Subject to Article 119, the Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

118	Subject to Article 119, the Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

119	During such time as Modular’s Aggregate Ownership Percentage is greater than or equal to 25%, Modular shall be entitled to majority representation on any committee, local board or agency created by the Directors, which majority representation shall consist of any Director or Directors designated by Modular to serve on such committee; provided that if the rules or regulations of the SEC or the securities exchange or quotation system on which the Ordinary Shares are traded require any committee to consist of one or more “independent directors,” as such term is defined by the rules of the securities exchange or quotation system on which the Ordinary Shares are traded, the directors designated to serve on such committee by Modular shall be “independent directors.” Modular’s entitlement to majority representation on any committee, local board or agency created by the Board shall (i) at such time as Modular’s Aggregate Ownership Percentage is less than 25%, be reduced to an entitlement to designate one-fourth of the members of each such committee, local board or agency rounded up to the nearest whole number of members if such fraction is not a whole number; (ii) at such time as Modular’s Aggregate Ownership Percentage is less than 20%, be reduced to an entitlement to designate one-fifth of the members of each such committee, local board or agency rounded up to the nearest whole number of members if such fraction is not a whole number; (iii) at such time as Modular’s Aggregate Ownership Percentage is less than 10%, be reduced to an entitlement to designate one-tenth of the members of each such committee, local board or agency rounded up to the nearest whole number of members if such fraction is not a whole number; and (iv) terminate at such time as Modular’s Aggregate Ownership Percentage is less than 5%.

120	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

121	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

122	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.
ALTERNATE DIRECTORS
123	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

124	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

125	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

126	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

127	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.
NO MINIMUM SHAREHOLDING
128	The Company in general meeting may fix a minimum shareholding required to be held by a Director, provided that at any time at which Modular’s Aggregate Ownership Percentage is great than or equal to 25% the written consent of Modular and the affirmative approval of the Directors shall also be required. Unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
REMUNERATION OF DIRECTORS
129	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

130	The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.
SEAL
131	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

132	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

133	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.
DIVIDENDS, DISTRIBUTIONS AND RESERVE
134	Subject to the Statute, Article 5 and this Article, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

135	Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

136	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

137	The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

138	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

139	No Dividend or distribution shall bear interest against the Company.

140	Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.
CAPITALISATION
141	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.
BOOKS OF ACCOUNT
142	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions

143	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

144	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.
AUDIT
145	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

146	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

147	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.
NOTICES
148	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail.

149	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

150	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

151	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.
WINDING UP
152	If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

153	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.
INDEMNITY
154	Every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own wilful neglect or default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the wilful neglect or default of such Director, agent or officer.
FINANCIAL YEAR
155	Unless the Directors otherwise prescribe, the financial year of the Company shall be the last Friday in August in each year and, following the year of incorporation, shall begin on the next day thereafter in each year.
TRANSFER BY WAY OF CONTINUATION
156	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.